Exhibit 10.1

RAIN ENHANCEMENT TECHNOLOGIES HOLDO, INC.

January 29, 2025

Mr. Christopher M. Riley
1659 Chinaberry Ct.
Naples, Florida 34105

Dear Chris,

On behalf of Rain Enhancement Technologies Holdco, Inc. (the “Company”) and Rain Enhancement Technologies, Inc. (“RET”) I want to thank you for your service to RET and the Company over the past several months, and your work through a transition period as we brought in a new CEO. This letter is to set out the process and terms for termination of your role as Co-CEO as you transition to a full-time role at Xerox. This letter supersedes and replaces the letter agreement between RET and you dated June 26, 2024 (“June Letter”) excluding however the Fair Competition Agreement entered into by you in connection with the June Letter.

1.	Termination of CEO role. You hereby resign as co-CEO of the Company and RET effective January 30, 2025, and you acknowledge that your voluntary resignation is not as a result of any disagreement between you and the Company or RET, its management or the Board. Your voluntary resignation as Co-CEO does not affect your position on the Board of Directors of the Company, or any compensation you may receive or be entitled to as a director. Your position as a director will continue to be subject to removal (i) as provided in the Company’s Articles of Organization, as amended, bylaws, as amended, and applicable law or (ii) immediately for cause.

2.	Compensation. In consideration of your consulting and support of RET and the Company over the past several months the Company shall pay you a consulting fee for the period June 1, 2024 the total amount of $124,500 in eighteen (18) number of equal monthly installment payments starting within the first two weeks of February 2025 (“Compensation Payment”). You agree and acknowledge that this Compensation Payment is in full satisfaction of the Company’s or RET’s obligations to you, and that no further payments shall be due. All compensation terms set forth in paragraphs 2, 3, 4, and 5 in the June Letter are terminated, voided and of no effect.

3.	Stock Grant. Upon approval by the Compensation Committee you will be granted under the Company’s equity incentive plan, as in effect from time to time and subject to the terms of such plan (the “Incentive Plan”), 10,000 shares of Class A Common Stock of the Company vesting one year from date of the grant.

4.	No Severance or Benefits. For the avoidance of doubt, you agree that you are not entitled to severance since you have voluntarily resigned. During your role as an advisor and Co-CEO you were not an employee, and neither the Company nor RET had established any benefit programs to which you might be entitled.

5.	Ongoing duties and responsibilities. In consideration of the compensation provided by this
Letter you agree that you will make yourself reasonably available, taking into account your other business and personal commitments, to cooperate with the Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with the transition of your role as advisor, CEO and Co-CEO, and in particular will provide reasonable assistance to the CEO of the Company to ensure a smooth transition of responsibilities and authorities and support existing sales efforts.

6.	Fair Competition Agreement. The Fair Competition Agreement dated June 24, 2024 (“FCA”) remains in full force and effect except as amended by this Letter. The Company hereby acknowledges and agrees that your engagement and employment with Xerox is not in conflict with the Company or its business, and that paragraph 3 (No Conflicting Obligations) is hereby deleted in its entirety and replaced by “Paragraph Intentionally Blank”.

7.	Miscellaneous.

(a)	The terms of this Letter may only be modified in a specific writing signed by you and an authorized representative of the Company.

(b)	The invalidity or unenforceability of any provision or provisions of this Letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(c)	Any disputes arising out of or related to this Letter or termination of your advisory, CEO and Co-CEO roles with the Company will be subject to the dispute resolution provisions in the FCA, and this Letter shall be governed by and construed in accordance with the governing law provision set forth in the FCA. In the event of any conflict between any of the terms in this Letter and the terms of any other agreement between you and the Company, the terms of this Letter will control.

(d)	This Letter is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. In addition, the Company may assign this Letter or any and all rights, duties and obligations hereunder to any subsidiary of the Company; provided that any payment made by any such assignee shall offset any payment obligation of the Company.

(e)	This Letter may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Letter by facsimile or other electronic signature is legal, valid and binding for all purposes.

Please acknowledge your acceptance of this offer by returning a signed copy of this Letter.

Very truly yours,

Rain Enhancement Technologies Holdco, Inc.

By:	/s/ Harry L. You
Harry L. You, Chairman

Accepted and agreed:

/s/ Christopher Riley
Christopher Riley

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